EXHIBIT 10.92

FIRST AMENDMENT TO AGREEMENT OF SALE AND PURCHASE

THIS FIRST AMENDMENT TO AGREEMENT OF SALE AND PURCHASE (“Amendment”) made this 6th day of September, 2006 by and between MACK-CALI REALTY, L.P., a limited partnership organized under the laws of the State of Delaware having an address c/o Mack-Cali Realty Corporation, 11 Commerce Drive, Cranford, New Jersey 07016 (“Seller”) and WESTCORE PROPERTIES AC, LLC, a limited liability company organized under the laws of the State of Delaware having an address at 4445 Eastgate Mall, Suite 210, San Diego, California 92121(“Purchaser”).

WITNESSETH:

WHEREAS, Seller and Purchaser have entered into a certain Agreement of Sale and Purchase, dated August 3, 2006 (the “Original Agreement”), with respect to the sale and purchase of real property situated in Colorado as more fully set forth in the Original Agreement.

WHEREAS, the Seller and Purchaser have agreed to amend the Original Agreement as more fully set forth hereinbelow;

NOW, THEREFORE, in consideration of the mutual promises, covenants, and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

1.         Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

2.         At closing, Seller shall provide to Purchaser a seller support credit against the Purchase Price in the amount of One Million Dollars ($1,000,000.00).

3.         At 400 South Colorado, a portion of Seller’s right, title and interest in and to the real property is held pursuant to a ground lease (the “Ground Leased Premises”).  The term of the ground lease is scheduled to expire on March 31, 2018.  At the same property, a portion of the demised premises leased by Wells Fargo Bank, N.A. (“Wells Fargo”) is situated on the Ground Leased Premises.  The lease with Wells Fargo (the “Wells Fargo Lease”) expires on July 31, 2010, subject to two five-year extension options.  At Closing, Seller shall place the sum of $250,000.00 in escrow with Escrow Agent, to be held in an interest-bearing account until the earlier to occur of (i) Seller arranging, at no cost to Purchaser, for an amendment to the Wells Fargo Lease so as to make all extension option term or terms covering any portion of the Wells Fargo demised premises that is situated on the Ground Leased Premises co-terminus with (and not extending beyond) the term of the ground lease; or (ii) ninety (90) days after Closing.  In the event that the event described in clause (i) above occurs on or before ninety days after Closing, then the entire escrowed sum and the interest thereon shall be promptly paid to Seller.  If the event described in clause (i) above does not occur on or before ninety days after Closing, then the entire escrowed sum and the interest thereon shall be promptly paid to Purchaser.  To avoid any doubt, by way of example, but not limitation, Seller may satisfy clause (i) above by, at no cost to Purchaser, (a) either (I) extending the first Wells Fargo extension option to March 31, 2018, and eliminating the second Wells Fargo Extension Option, or (II) shortening the second Wells Fargo extension option to March 31, 2018, or (b) eliminating the portion of Wells Fargo’s demised premises that is situated on the Ground Leased Premises from the Wells Fargo Lease in compliance with all legal requirements.  At Closing, the parties shall enter into an escrow agreement embodying the foregoing terms and conditions in form and substance reasonably satisfactory to both parties and their respective counsel.

4.  Seller hereby certifies to Purchaser that the representations, warranties and certifications set forth in Section 8.1 of the Original Agreement are true in all material respects, except as follows:

(i)                                     Exhibit I is hereby revised to delete the eviction proceeding against Noble Mortgage Inc. at 400 South Colorado;

(ii)                                  The Arrearage Schedule set forth at Exhibit O of the Original Agreement is hereby replaced by the updated Arrearage Schedule annexed hereto and made a part hereof; and

(iii)                               At Mt. Pyramid, a third party has a right of first refusal to acquire the property.  Seller shall promptly provide such party with the required notice at a purchase price of $15,350,000, and in the event such party exercises its right of first refusal, the Mt. Pyramid property shall be eliminated from this transaction, and the Purchase Price will be reduced by $15,350,000 (notwithstanding the allocated purchase price for such property set forth on Exhibit K of the Original Agreement), with the understanding that, for purposes of Article XI of the Original Agreement, the allocated purchase price of $28,944,798 set forth on Exhibit K for four properties located in Arapahoe County shall be revised to be $28,517,239.

THE PARTIES AGREE THAT THIS PARAGRAPH SHALL BE DEEMED TO SATISFY THE SELLER’S OBLIGATION SET FORTH IN THE LAST SENTENCE OF SECTION 8.3 OF THE ORIGINAL AGREEMENT.

5.         Purchaser hereby acknowledges that it has completed its due diligence investigations to its satisfaction and waives its right to terminate the Original Agreement pursuant to Section 5.3(c) thereof.

6.         In Section 6.3(a) of the Original Agreement, the ten-day period within which Purchaser shall elect to either terminate the Agreement (and receive a refund of the Earnest Money Deposit together with the interest accrued thereon), or waive such Title Defect and proceed to Closing, is hereby reduced to five (5) days.

7.         Whenever required by the context of this Amendment, the singular will include the plural and the masculine will include the feminine and vice versa.  This Amendment will not be construed as if it had been prepared by one of the parties, but rather as if both parties had prepared the same.  All exhibits and schedules referred to in this Amendment are attached and incorporated by this reference, and any capitalized term used in any exhibit or schedule which is not defined in such exhibit or schedule will have the meaning attributable to such term in the body of this Amendment.

8.         This Amendment may be executed in multiple counterparts, each of which, when assembled to include a signature for each party contemplated to sign this Amendment, will constitute a complete and fully executed Amendment.  All such fully executed counterparts will collectively constitute a single agreement.  If a party to this Amendment delivers via telecopier or pdf e-mail a copy of this Amendment executed by such party, it shall have the same legal effect as the delivery of an original executed counterpart of the Amendment.

9.         Except as amended hereby, the Original Agreement continues unmodified and in full force and effect.

IN WITNESS WHEREOF, Seller and Purchaser have respectively executed this Amendment as of the Effective Date.

PURCHASER:

WESTCORE PROPERTIES AC, LLC

By:	/s/ Donald Ankeny
Name:	Donald Ankeny
Title:	President

SELLER:

MACK-CALI REALTY, L.P.

By:	Mack-Cali Realty Corporation,
its general partner

By:	/s/ Mitchell E. Hersh
Name:	Mitchell E. Hersh
Title:	President and CEO